Exhibit 10.46

SPRINT NEXTEL CORPORATION
DEFERRED COMPENSATION PLAN

(EFFECTIVE JANUARY 1, 2006 AND

AMENDED AND RESTATED ON MAY 17, 2006, DECEMBER 11, 2008,
FEBRUARY 17, 2011 AND NOVEMBER 17, 2011)

SECTION 1	INTRODUCTION		1
1.1	Statement of Plan		1
1.2	Definitions		1
	1.2.1	Account	1
	1.2.2	Annual Valuation Date	1
	1.2.3	Base Salary	1
	1.2.4	Beneficiary	1
	1.2.5	Beneficiary Designation Form	1
	1.2.6	Board Member	1
	1.2.7	Change in Control	2
	1.2.8	Code	2
	1.2.9	Committee	2
	1.2.10	Compensation	2
	1.2.11	Disability, Disabled	2
	1.2.12	Distribution Date	2
	1.2.13	Effective Date	2
	1.2.14	Eligible Employee	2
	1.2.15	Embarq	2
	1.2.16	Embarq Share Unit	3
	1.2.17	Embarq Share Unit Fund	3
	1.2.18	ERISA	3
	1.2.19	Initial Deferral Election Form	3
	1.2.20	Investment Election Form	3
	1.2.21	Investment Fund	3
	1.2.22	Limit	3
	1.2.23	401(k) plan	3
	1.2.24	Matching Contribution	3
	1.2.25	Matching Contribution Account	3
	1.2.26	Participant	3
	1.2.27	Plan	3
	1.2.28	Plan Statement	4
	1.2.29	Plan Year	4
	1.2.30	Pre-Tax Contributions	4
	1.2.31	Pre-Tax Contribution Account	4
	1.2.32	Recapitalization Multiple	4
	1.2.33	Record Date	4
	1.2.34	Separation and Distribution Agreement	4
	1.2.35	Separation From Service	4
	1.2.36	Specified Employee	5
	1.2.37	Sprint Nextel	5
	1.2.38	Sprint Nextel Share Unit	5
	1.2.39	Sprint Nextel Share Unit Fund	5

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	1.2.40	Subsequent Deferral Election Form	5
	1.2.41	Valuation Date	5
1.3	Rules of Interpretation		5
1.4	Legal Construction		6
SECTION 2	PARTICIPATION		6
2.1	Participation		6
2.2	Initial Deferral Election		7
	2.2.1	Pre-Tax Contribution Election	7
	2.2.2	Distribution Election	7
2.3	Specific Exclusions		7
2.4	Suspension of Pre-Tax Contributions		7
SECTION 3	ADJUSTMENT OF ACCOUNTS		7
3.1	Credits to Accounts		7
	3.1.1	Pre-Tax Contributions	7
	3.1.2	Matching Contributions	7
3.2	Adjustments of Account		8
	3.2.1	Initial Election of Investment Funds	8
	3.2.2	Changes to Investment Fund Elections	8
	3.2.3	Proportionate Allocation	8
	3.2.4	Investment Funds	8
	3.2.5	Embarq Share Units	8
	3.2.6	Debits and Credits to Accounts	9
3.3	No Actual Investment		9
3.4	FICA and Other Taxes		10
	SECTION 4	VESTING OF ACCOUNT	10
	SECTION 5	DISTRIBUTION	10
5.1	General Valuation Date		10
5.2	General Distribution Date		10
	5.2.1	Time of Distribution of Pre-Tax Contributions	10
	5.2.2	Time of Distribution of Matching Contributions	11
	5.2.3	Acceleration of Benefits	11
	5.2.4	Delay for Specified Employees	11
5.3	Form of Distribution		11
	5.3.1	Pre-Tax Contribution Account.	11
	5.3.2	Matching Contribution Account	11
	5.3.3	Installment Amounts	11
	5.3.4	Delay for Taxes	12
5.4	Subsequent Changes in Time and Form of Payment		12
5.5	Designation of Beneficiaries		12
	5.5.1	Right to Designate	13
	5.5.2	Failure of Designation	13
	5.5.3	Disclaimers by Beneficiaries	13

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	5.5.4	Definitions	14
	5.5.5	Special Rules	14
	5.5.6	No Spousal Rights	14
5.6	Facility of Payment		15
SECTION 6	UNFUNDED PLAN		15
6.1	Unfunded Plan		15
6.2	Spendthrift Provision		15
SECTION 7	AMENDMENT AND TERMINATION		16
7.1	Amendment		16
7.2	Termination		16
	7.2.1	Dissolution or Bankruptcy	16
	7.2.2	Discretionary Termination	16
SECTION 8	DETERMINATIONS - RULES AND REGULATIONS		16
8.1	Determinations		16
8.2	Rules and Regulations		17
8.3	Method of Executing Instruments		17
8.4	Claims Procedure		17
	8.4.1	Initial Claim	17
	8.4.2	Notice of Initial Adverse Determination	17
	8.4.3	Claims on Review	17
	8.4.4	Notice of Adverse Determination for Claim on Review	18
8.5	Claims and Review Procedure for Disability Claims Filed under the Plan		18
8.6	Rules		18
8.7	Information Furnished by Participants		20
SECTION 9	PLAN ADMINISTRATION		20
9.1	Authority		20
	9.1.1	Majority Decisions	21
9.2	Miscellaneous		21
	9.2.1	Conflict of Interest	21
	9.2.2	Dual Capacity	21
	9.2.3	Administrator	21
	9.2.4	Service of Process	21
	9.2.5	Administrative Expenses	21
SECTION 10	DISCLAIMERS		22
10.1	No Implied Employment Contract		22
10.2	Source of Payment		22
10.3	Delegation		22
10.4	Prohibition on Acceleration of Payments		22
10.5	Code Section 409A		22
10.6	Execution		23

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SPRINT NEXTEL CORPORATION DEFERRED COMPENSATION PLAN
SECTION 1

INTRODUCTION
1.1    Statement of Plan. Effective January 1, 2006, Sprint Nextel Corporation (hereinafter sometimes referred to as "Sprint Nextel") created this nonqualified, unfunded, elective deferral Plan for the purpose of allowing members of its Board of Directors and a select group of its management and highly compensated employees to defer the receipt of compensation which would otherwise be paid to them. Effective May 17, 2006, Sprint Nextel amended and restated the Plan to reflect the spin-off of Embarq from Sprint Nextel. Effective December 11, 2008, Sprint Nextel amended and restated the Plan to comply with the final Treasury regulations issued under Code Section 409A. Effective February 17, 2011, Sprint Nextel amended the Plan clarifying the timing of valuation of a Plan Participant’s Account for purposes of distributions under the Plan. Effective November 17, 2011, Sprint Nextel amended and restated the Plan removing the “excess compensation” deferral option.
1.2    Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:
1.2.1    Account – the separate bookkeeping account(s) representing the unfunded and unsecured general obligation of Sprint Nextel that are maintained for the purpose of determining each Participant's or Beneficiary's interest in the Plan. To the extent determined by the Committee, the Committee may establish a separate Pre-Tax Contribution Account and a separate Matching Contribution Account and such other accounts and subaccounts as it determines from time to time to be advisable. For convenience, and unless the context otherwise indicates, "Account" shall refer to a Participant's or Beneficiary's entire interest under the Plan.
1.2.2    Annual Valuation Date – each December 31.
1.2.3    Base Salary – an employee's salary inclusive of any amounts contributed on behalf of the Employee to a cafeteria plan or cash or deferred arrangement or a qualified transportation fringe plan and not includible in income under Code Sections 125, 402(g) or 132(f) and inclusive of any Pre-Tax Contributions made from Base Salary.
1.2.4    Beneficiary -- a person designated by a Participant (or automatically by operation of this Plan Statement) to receive all or a part of the Participant's Account in the event of the Participant's death prior to its complete distribution. A person so designated shall not be considered a Beneficiary until the death of the Participant.
1.2.5    Beneficiary Designation Form -- the form prescribed by the Committee upon which a Participant may designate a Beneficiary.
1.2.6    Board Member – a member of the Board of Directors of Sprint Nextel.

1.2.7    Change in Control – a "Change in Control" means a change in ownership of Sprint Nextel, a change in the effective control of Sprint Nextel or a change in the ownership of a substantial portion of the assets of Sprint Nextel as described in Treasury regulations issued under Code Section 409A.
1.2.8    Code – the Internal Revenue Code of 1986, as amended, including applicable regulations for the specified section of the Code. Any reference in this Plan Statement to a section of the Code, including the applicable regulation, shall be considered also to mean and refer to any subsequent amendment or replacement of that section or regulation.
1.2.9    Committee – the Employee Benefits Committee of Sprint Nextel, as appointed by management of Sprint Nextel.
1.2.10    Compensation – a Board Member's annual retainer and meeting fees or, in the case of a Participant who is an employee of Sprint Nextel or one of its subsidiaries, (a) for purposes of making Pre-Tax Contributions made without regard to the numeric Limit, the definition of Compensation used in the Sprint Nextel 401(k) Plan shall be used except that Pre-Tax Contributions to the Plan shall be included in Compensation, commissions shall not be included and the limit imposed by Code Section 401(a)(17) will not apply; (b) for purposes of determining when a Participant has become eligible to make Pre-Tax Contributions made above the Limit and to receive Matching Contributions, and for purposes of determining the amount of any Matching Contributions, the definition of Compensation used in the Sprint Nextel 401(k) Plan shall be used except that Pre-Tax Contributions to the Plan and commissions shall be included in Compensation, and only compensation above the numeric limit imposed by Code Section 401(a)(17) will be considered. Notwithstanding anything to the contrary in the Plan, Pre-Tax Contributions by Eligible Employees may be made only in Base Salary and incentive compensation and not in sales compensation or any other form of compensation.
1.2.11    Disability, Disabled – a Participant shall be considered to have a Disability or to be Disabled if such Participant has been approved to receive Social Security Disability.
1.2.12    Distribution Date – the "distribution date" as defined in the Separation and Distribution Agreement.
1.2.13    Effective Date -- January 1, 2006.
1.2.14    Eligible Employee – an active employee of Sprint Nextel or a Sprint Nextel subsidiary who has a title of Director or above (or the equivalent thereof), but excluding employees who are not subject to United States income tax withholding. Except as otherwise provided in Section 1.2.35, all subsidiaries of Sprint Nextel will be participating subsidiaries unless specifically excluded from participation by the Committee.
1.2.15    Embarq – Embarq Corporation, a Delaware corporation.

1.2.16    Embarq Share Unit – a phantom share unit representing a share of Embarq's common stock.
1.2.17    Embarq Share Unit Fund – the Investment Fund comprised solely of Embarq Share Units, which Investment Fund shall cease to exist as of December 31, 2006.
1.2.18    ERISA – the Employee Retirement Income Security Act of 1974, as amended.
1.2.19    Initial Deferral Election Form – the form prescribed by the Committee pursuant to which a Participant may elect to make a Pre-Tax Contribution of his or her Compensation to an Account established under this Plan and may elect the time and form of distribution of his or her Account.
1.2.20    Investment Election Form – the form prescribed by the Committee from time to time pursuant to which a Participant may select the hypothetical investment of his or her Account pursuant to the provisions of Section 3.
1.2.21    Investment Fund – any of the hypothetical investment funds established by the Committee pursuant to the provisions of Section 3.
1.2.22    Limit – Compensation limit imposed by Code Section 401(a)(17) limiting the amount of compensation taken into account for purposes of contributions to the 401(k) plan. The 2008 limit is $230,000 (as indexed).
1.2.23    401(k) plan – the Sprint Nextel 401(k) plan.
1.2.24    Matching Contribution – employer contributions to the Matching Contribution Account pursuant to Section 3.1.2.
1.2.25    Matching Contribution Account – the Account maintained for a Participant to which is credited Matching Contributions (if any), pursuant to Section 3.1.2.
1.2.26    Participant – an outside Board Member or an Eligible Employee of Sprint Nextel who elects to participate in accordance with the terms of this Plan. A Board Member or an employee who has become a Participant shall continue as a Participant until the earlier of (a) the Participant's death or (b) the date on which the Participant's entire Account balance has been distributed. If an employee is no longer a part of a select group of highly compensated employees, the Participant will no longer be permitted to defer compensation after completion of deferrals already elected.
1.2.27    Plan – the nonqualified, income deferral program maintained by Sprint Nextel established for the benefit of Participants eligible to participate therein, as set forth in this Plan Statement. (As used herein, "Plan" does not refer to the documents pursuant to which the Plan is maintained. Those documents are referred to herein as the "Plan Statement"). The Plan shall be referred to as the "Sprint Nextel Deferred Compensation Plan."

1.2.28    Plan Statement – this document entitled "Sprint Nextel Deferred Compensation Plan" as adopted by Sprint Nextel effective January l, 2006, and as the same may be amended from time to time thereafter.
1.2.29    Plan Year – the calendar year.
1.2.30    Pre-Tax Contributions – contributions made to the Plan pursuant to the provisions of Section 2.2.1.
1.2.31    Pre-Tax Contribution Account – the Account(s) maintained for a Participant to which is credited such Participant's Pre-Tax Contributions.
1.2.32    Recapitalization Multiple – the "recapitalization multiple" as defined in the Separation and Distribution Agreement.
1.2.33    Record Date – the "record date" as defined in the Separation and Distribution Agreement.
1.2.34    Separation and Distribution Agreement – the Separation and Distribution Agreement by and between Sprint Nextel and Embarq for the purpose of separating Sprint Nextel's existing businesses into two independent businesses and distributing on a pro rata basis to holders of Sprint Nextel common stock all of the outstanding shares of common stock of Embarq.
1.2.35    Separation From Service – shall mean a "separation from service" from Sprint Nextel and its subsidiaries as described under Code Section 409A and the guidance and Treasury regulations issued thereunder. Except as otherwise required to comply with Code Section 409A, an employee shall be considered not to have had a Separation From Service where the level of bona fide services performed continues at a level that is at least 21 percent or more of the average level of service performed by the employee during the immediately preceding 36-month period (or if providing services for less than 36 months, such lesser period) after taking into account any services that the Participant provided prior to such date and that Sprint Nextel and the Participant reasonably anticipate the Participant may provide (whether as an employee or independent contractor) after such date.
For purposes of the determination of whether a Participant has had a “separation from service” as described under Code Section 409A and the guidance and Treasury regulations issued thereunder, the terms “Sprint Nextel,” “employer” and “service recipient” mean Sprint Nextel Corporation and any affiliate with which Sprint Nextel Corporation would be considered a single employer under Code Section 414(b) or 414(c), provided that in applying Code Sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.
1.2.36    Specified Employee – shall mean a Participant who is a "specified employee" for purposes of Code Section 409A, as administratively determined by the Board of Directors of Sprint Nextel in accordance with the guidance and Treasury regulations issued under Code Section 409A.
1.2.37    Sprint Nextel – Sprint Nextel Corporation, a Kansas corporation. References herein to Sprint Nextel shall also refer to any successor of Sprint Nextel that adopts the Plan. Except as hereinafter provided, functions generally assigned to Sprint Nextel shall be discharged by the Committee or delegated and allocated as provided herein.
1.2.38    Sprint Nextel Share Unit – a phantom share unit representing a share of Sprint Nextel's common stock.
1.2.39    Sprint Nextel Share Unit Fund – the Investment Fund comprised solely of Sprint Nextel Share Units.
1.2.40    Subsequent Deferral Election Form – the form prescribed by the Committee pursuant to which a Participant may elect to change the time or form of distribution of his or her Pre-Tax Contribution Account.
1.2.41    Valuation Date – each Annual Valuation Date and the last business day of each calendar month.
1.3    Rules of Interpretation. An individual shall be considered to have attained a given age on such individual's birthday for that age (and not on the day before). Individuals born on February 29 in a leap year shall be considered to have their birthdays on February 28 in each year that is not a leap year. Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine; and the words "hereof," "herein" or "hereunder" or other similar compounds of the word "here" shall mean and refer to this entire Plan Statement and not to any particular paragraph or section of this Plan Statement unless the context clearly indicates to the contrary. The titles given to the various sections of this Plan Statement are inserted for convenience of reference only and are not part of this Plan Statement, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof. As to Participants who are employees, this Plan Statement shall be construed and administered to create an unfunded plan providing deferred compensation for a select group of management or highly compensated employees, which plan is exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA, and which qualifies for a form of simplified, alternative compliance with the reporting and disclosure requirements of Part 1 of Title I of ERISA. It is further intended that this Plan shall constitute a nonqualified deferred compensation plan that satisfies the conditions for a deferral of income pursuant to the provisions of Code Section 409A. Any reference in this Plan Statement to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.

1.4    Legal Construction. This document is intended to be governed by and shall be construed in accordance with the Code, ERISA to the extent applicable and, to the extent not preempted by ERISA, the laws of the State of Kansas.
SECTION 2

PARTICIPATION
2.1    Participation. A Board Member or an Eligible Employee may enroll to become a Participant in this Plan for any Plan Year provided that such Board Member or Eligible Employee completes and files an Initial Deferral Election Form acceptable to the Committee, and provided that the Eligible Employee has not made a withdrawal due to hardship under Treasury Regulations Section 1.401(k)-1(d)(3) from any Code Section 401(k) plan sponsored by Sprint Nextel within the prior six months.
2.2    Initial Deferral Election. A Participant shall make an initial deferral election by filing an Initial Deferral Election Form with the Committee for each Plan Year for which Pre-Tax Contributions are made to the Plan at such time and in such manner as the Committee shall from time to time prescribe consistent with Section 2.2.1 below and requirements of Code Section 409A(a)(4)(B).
2.2.1    Pre-Tax Contribution Election. In conjunction with each deferral election made by a Participant for a Plan Year, such Initial Deferral Election Form shall specify, in increments of 1%, the amount or portion of the Participant’s Base Salary which is earned during such following Plan Year and short-term incentive compensation which is earned during such following Plan Year which shall not be paid to the Participant but instead shall be credited to the Plan as a Pre-Tax Contribution. Such Pre-Tax Contribution shall not exceed (a) in the case of a Participant who is an employee, an amount equal to 50% of such employee's Base Salary and 75% of such employee's short-term incentive payment; or (b) in the case of a Board Member (who is not also an employee), up to 100% of such Board Member's retainer and meeting fees. Eligible Employees may use the Initial Deferral Election Form to designate that their Pre-Tax Contributions be made on all Compensation as defined in 1.2.10(a) (beginning 1/1/2012), or only on Compensation that exceeds the Limit (before 1/1/2012). Except as provided in the following paragraph, such Pre-Tax Contribution election shall not be effective for any Plan Year unless filed by the last day of the Plan Year preceding the Plan Year in which the Compensation sought to be deferred is to be earned or such earlier date as may be designated by the Committee, shall only be effective as to Compensation that is earned after the Pre-Tax Contribution election has been accepted by the Committee, and, except as provided in Section 2.4, shall be irrevocable as of the last day of the Plan Year preceding the Plan Year in which the Compensation sought to be deferred is to be earned. Base Salary payable after the last day of the Plan Year solely for services performed during the final payroll period described in Code Section 3401(b) containing December 31 shall be treated as compensation earned during the subsequent Plan Year.
Notwithstanding the foregoing, with respect to "performance-based compensation" (as defined under Code Section 409A) attributable to services performed over a period of at least twelve (12) months, a Participant may, under uniform rules adopted by the Committee, file an Initial Deferral Election Form with the Committee no later than six (6) months before the end of the performance period for which such performance-based compensation is paid so long as the Participant has performed services continuously from the date performance criteria are established through the date of the election. This rule shall apply only to Compensation determined by the Committee to be "bonus compensation" where (a) the payment or amount of the Compensation is contingent upon the satisfaction of organizational or individual performance criteria (including subjective criteria in certain circumstances), and (b) the performance criteria are not substantially certain to be satisfied at the time of election.
2.2.2    Distribution Election. With respect to each initial deferral election made by a Participant pursuant to Section 2.2.1, such Participant shall, pursuant to Sections 5.1 and 5.2, below, also elect the time and form of distribution of such Pre-Tax Contributions.
2.3    Specific Exclusions. Notwithstanding anything to the contrary in this Plan Statement or in any written communication, summary, resolution, document or oral communication, no individual shall be a Participant in this Plan, develop benefits under this Plan or be entitled to receive benefits under this Plan (either for himself or herself or his or her survivors) unless such individual is either a member of a select group of management or highly compensated employees (as that expression is used in Section 201(2) of ERISA) or a Board Member.
2.4    Suspension of Pre-Tax Contributions. If a Participant has made a withdrawal due to hardship under Treasury Regulations Section 1.401(k)-1(d)(3), all remaining Pre-Tax Contributions for the year in which such hardship distribution was made shall be cancelled and such Participant shall not be permitted to make any further Pre-Tax Contributions to the Plan absent the acceptance of a new Pre-Tax Contribution Election Form made for the first Plan Year beginning at least six months after the hardship withdrawal for that Participant consistent with Section 2.2.
SECTION 3

ADJUSTMENT OF ACCOUNTS
3.1    Credits to Accounts. Accounts shall be established for each Participant and shall be adjusted each Valuation Date.
3.1.1    Pre-Tax Contributions. The Participant's Pre-Tax Contribution Account shall be credited with the amount of such contribution within an administratively reasonable time following the date that the amount elected by the Participant as a Pre-Tax Contribution would otherwise be paid to such Participant.
3.1.2    Matching Contributions. At such time as the Committee shall determine, the Matching Contribution Account of each Participant who is an Eligible Employee shall be credited with a Matching Contribution equal to the lesser of 100% of such Participant's Pre-Tax Contributions, and (b) the percentage amount, applied to their Compensation as described in Section 1.2.10(b), equal to the maximum percentage amount of their compensation that is eligible for a matching contribution in the 401(k) plan that is in effect on the last day of the Plan Year. The Participant must be an active Eligible Employee on the last business day of the year to receive the Matching Contribution, if any.
3.2    Adjustments of Account. Subject to such rules as may be prescribed by the Committee from time to time, amounts shall be credited or debited to a Participant's Account in connection with the deemed investment thereof as follows:
3.2.1    Initial Election of Investment Funds. In connection with a Participant's initial enrollment into the Plan, a Participant shall elect one or more Investment Funds on an Investment Election Form filed with the Committee to be used as an index to determine the additional amounts to be credited or debited to such Participant's Account.
3.2.2    Changes to Investment Fund Elections. A Participant may (but is not required to) elect, by filing a new Investment Election Form pursuant to rules established from time to time by the Committee, to add, delete or modify one or more of his or her Investment Fund(s) elections with respect to his or her existing Account and/or future Pre-Tax Contributions, with such election to be effective as of the later of the next following business day or the business day following three months after the effective date of the last form provided, except as may otherwise be allowed by the Committee.
3.2.3    Proportionate Allocation. Subject to such rules as the Committee may from time to time prescribe, Participant investment elections described in this Section shall be made in increments of one percentage point (1%).
3.2.4    Investment Funds. The Participant may elect one or more of the Investment Funds selected by the Committee from time to time as hypothetical investments. One of the Investment Funds that a Participant may designate shall be the Sprint Nextel Share Unit Fund. The Committee may, in its sole discretion, discontinue, substitute or add any other Investment Fund. The Committee shall also have the power to direct that any separate Investment Funds shall be consolidated with (or "mapped" to) any other Investment Fund. Each such change shall take effect at such time or times and under such rules as shall be established by the Committee.
3.2.5    Embarq Share Units. The following provisions shall apply with respect to Embarq Share Units:

(a)
Effective as of the Distribution Date, each Participant with a hypothetical investment in the Sprint Nextel Share Unit Fund as of the Record Date shall be credited with Embarq Share Units equal in amount to (i) the number of Sprint Nextel Share Units credited to the Participant under the Sprint Nextel Share Unit Fund as of the Record Date, multiplied by (ii) the Recapitalization Multiple.

(b)
From time to time between the Distribution Date and December 31, 2006 (but subject to such rules as the Committee may from time to time prescribe), a Participant may elect to exchange all or a portion of the Participant's Embarq Share Units for investments in other Investment Funds. However, a Participant may not at any time elect to exchange any portion of the Participant's other Investment Funds for Embarq Share Units.

(c)
Effective as of December 31, 2006, the Embarq Share Unit Fund shall cease to exist. As of such time, all Embarq Share Units credited thereunder shall be converted to Sprint Nextel Share Units based on the fair market value of such units, in the manner determined by the Committee in its discretion.

3.2.6    Debits and Credits to Accounts. Adjustments to Accounts shall be made in accordance with the following rules:

(a)
To the extent administratively feasible, any Account will be valued daily at the fair market value thereof by adding (i) the fair market value of all investments reflected in the Account, (ii) any accrued interest or declared dividends (as of the record date) on such hypothetical investments not reflected in (i) above, and (iii) an amount equal to the hypothetical cash reflected in the Account; and subtracting therefrom any liabilities of the Account. Participant's Accounts will be adjusted daily by allocating among them the earnings or losses of each Investment Fund since the previous day in proportion to each Participant's portion of the Investment Fund balance immediately following the previous day's adjustment. To the extent daily Account valuations and adjustments are not administratively feasible, such valuations and adjustments shall occur as frequently as administratively feasible.

(b)
Distributions shall be made in cash or cash equivalents and made pursuant to Section 5. The amount paid upon such a distribution shall be based on the value immediately after the adjustment of a Participant's Account on the effective date of the withdrawal or distribution.

Notwithstanding the foregoing, the Committee may establish revised or additional rules for the adjustment of Accounts including, without limiting the generality of the foregoing, the times when contributions shall be credited under this Section 3 and the manner of allocating gains and losses of Accounts.
3.3    No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Investment Funds are to be used for measurement purposes only, and a Participant's election of any such Investment Fund, the allocation to his or her Account in respect thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account shall not be considered or construed in any manner as an actual investment of his or her Account in any such Investment Fund. In the event that Sprint Nextel or the trustees of the trusts (if any), in their own discretion, decide to invest funds in any or all of the Investment Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by Sprint Nextel or any trust; the Participant shall at all times remain an unsecured creditor of Sprint Nextel.

3.4    FICA and Other Taxes. For each Plan Year in which credits are made for or on behalf of a Participant, Sprint Nextel, or its applicable subsidiaries, shall withhold from that portion of the Participant's Base Salary or incentive that is not being deferred, in a manner determined by the Committee, the Participant's share of FICA and other employment taxes. If Base Salary or incentive compensation that is not being deferred is insufficient for this purpose, the Committee may reduce any Pre-Tax Contribution of the Participant in order to withhold the Participant's share of FICA and other employment taxes.
SECTION 4

VESTING OF ACCOUNT
4.1    Vesting of Pre-Tax Contribution Accounts. The Pre-Tax Contribution Accounts of Participants shall be fully (100%) vested and nonforfeitable at all times.
4.2    Vesting of Matching Contribution Accounts. The Matching Contribution Account of a Participant shall be forfeited if the Participant has a Termination for Cause. "Termination for Cause" shall mean, in the case of an employee, an involuntary termination of employment because (i) the employee has materially breached Sprint Nextel's Code of Conduct, or the code of conduct of the employer; (ii) the employee has materially breached the Sprint Nextel Employee Agreement Regarding Property Rights and Business Practices (as it may be amended and renamed from time to time); (iii) the employee has engaged in acts or omissions constituting dishonesty, intentional breach of a fiduciary obligation, or intentional acts of wrongdoing or misfeasance; or (iv) the employee has acted intentionally and in bad faith in a manner that results in a material detriment to the assets, business, or prospects of the employer.
SECTION 5

DISTRIBUTION
5.1    General Valuation Date. A Participant's Account shall be valued on the last business day of the month of the event giving rise to the payment, which month shall be, for the purposes of an event that is a specific future year (i.e., without a designated month in such year), January of such year.
5.2    General Distribution Date. A Participant's Account shall be paid (or commence to be paid, as applicable) within forty-five (45) days of the first Valuation Date on or following the event giving rise to the payment, which Valuation Date shall be, for the purposes of an event that is a specific future year, that Valuation Date in January of such year.
5.2.1    Time of Distribution of Pre-Tax Contributions. A Participant must, with respect to each separate initial deferral election made pursuant to Section 2.2 above, elect to commence payment of such Pre-Tax Contribution (together with gains and losses thereon) in accordance with Section 5.3.1 on either of the following dates:

(a)	Such Participant's Separation From Service; or

(b)	A specific future month or year, but not earlier than five (5) years from the effective date of such initial deferral election.
5.2.2    Time of Distribution of Matching Contributions. A Participant's Matching Contribution Account shall be paid upon such Participant's Separation From Service.
5.2.3    Acceleration of Benefits. Notwithstanding the provisions of Section 5.2.1, the entire Pre-Tax Contribution Account balance of a Participant shall be paid in a lump sum on the first Valuation Date following the occurrence of any of the following events:

(a)	The Participant's death; or

(b)	The Participant’s Separation From Service if the total account value under the Plan as of such date is less than $20,000.

(c)	The Participant's Separation From Service within twelve (12) months after a Change in Control.
The entire Account balance of a Participant shall be accelerated and paid in the benefit form selected on the first Valuation Date following the determination by the Committee that the Participant is Disabled.
5.2.4    Delay for Specified Employees. Notwithstanding the foregoing provisions of this Section 5.2, if a distribution is being made to a Specified Employee due to such employee’s Separation From Service (including a distribution on Separation from Service within twelve months of a Change in Control made pursuant to Section 5.2.3(c)), distribution shall be delayed until the earlier to occur of the Participant's death or the first Valuation Date that is six months and one day following the Participant's Separation From Service (the “Delay Period”). Upon the expiration of the Delay Period, the payment delayed pursuant to this Section 5.2.4 shall be paid to the Participant, and any remaining installment payments shall be payable in accordance with Section 5.3.3.
5.3    Form of Distribution.
5.3.1    Pre-Tax Contribution Account.    The Participant shall elect in his or her Initial Deferral Election form to have his or her Pre-Tax Contribution Account distributed either in (a) a series of annual installments payable over at least two (2) but not more than ten (10) years, or (b) single lump sum payment. No spouse, former spouse, Beneficiary or other person shall have any right to participate in the Participant's selection of a form of benefit. All payments from such Pre-Tax Contribution Account shall be made in cash and shall be subject to the provisions of Section 5.2.3.
5.3.2    Matching Contribution Account. A Participant's Matching Contribution Account shall be distributed in cash in a lump sum upon Separation From Service unless the Participant has a Termination for Cause.
5.3.3    Installment Amounts. The amount of the annual installments shall be determined by dividing the value of the amount of the Account as of the Valuation Date determined by the Committee in accordance with Section 5.1 or its annual anniversary, by the number of remaining installment payments to be made (including the payment being determined), with the last scheduled installment resulting in a complete payment. Notwithstanding the foregoing, the second and any subsequent installments that are made to a Specified Employee due to Separation From Service will be determined as of the annual anniversary of his or her Separation From Service, such that only the first such installment will be delayed for six months.
5.3.4    Delay for Taxes. Notwithstanding the foregoing, a payment may be delayed if the Committee in its reasonable discretion reasonably anticipates that if such payment were made as scheduled, Sprint Nextel’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m), the Committee may unilaterally delay the time of the making or commencement of payments, provided that all scheduled payments to the Participant that could be delayed in accordance with this Section 5.3.4 are delayed. Any payment delayed pursuant to the foregoing must be made either during the first taxable year of the Participant in which the Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by Code Section 162(m) or during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the taxable year of Sprint Nextel in which the Participant has a Separation from Service or the 15th day of the third month after the Participant’s Separation from Service.
5.4    Subsequent Changes in Time and Form of Payment. A Participant may, before such Participant's Separation From Service, elect to delay a payment or to change the form of payment of his or her Pre-Tax Contribution Account by filing a properly completed Subsequent Deferral Election Form with the Committee, provided that:

(a)	Such election shall not be effective until twelve (12) months after it is filed with the Committee;

(b)
Such election shall require that the payment with respect to which the election is made shall be delayed for a period of not less than five (5) years from the date such payment would have been made absent such subsequent election; and

(c)
If the election relates to a delay in the payment of a Pre-Tax Contribution Account from a specific year and month previously elected by the Participant in his or her initial deferral election form or relates to a prior election of installment payments, such election cannot be made less than twelve (12) months before the date the payment was otherwise scheduled to be made or commence.

A Subsequent Deferral Election Form shall be accepted by the Committee only if such form complies with (a), (b) and ,if applicable, (c) above and shall be irrevocable on the date such form is accepted by the Committee.

5.5    Designation of Beneficiaries.

5.5.1    Right to Designate. Each Participant may designate, upon a Beneficiary Designation Form furnished by and filed with the Committee, one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of such Participant's Account in the event of such Participant's death. The Participant may change or revoke any such designation from time to time without notice to or consent from any Beneficiary. No such designation, change or revocation shall be effective unless executed by the Participant and received by the Committee during the Participant's lifetime.
5.5.2    Failure of Designation. If a Participant:

(a)	fails to designate a Beneficiary,

(b)	designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or

(c)
designates one or more Beneficiaries and such Beneficiaries so designated fail to survive the Participant, such Participant's Account, or the part thereof as to which such Participant's designation fails, as the case may be, shall be payable to the first class of the following classes of automatic Beneficiaries with a member surviving the Participant and (except in the case of surviving issue) in equal shares if there is more than one member in such class surviving the Participant:

Participant's surviving spouse
Participant's surviving issue per stirpes and not per capita
Representative of Participant's estate.
5.5.3    Disclaimers by Beneficiaries. A Beneficiary entitled to a distribution of all or a portion of a deceased Participant's Account may disclaim an interest therein subject to the following requirements. To be eligible to disclaim, a Beneficiary must be a natural person, must not have received a distribution of all or any portion of the Account at the time such disclaimer is executed and delivered, and must have attained at least age twenty-one (21) years as of the date of the Participant's death. Any disclaimer must be in writing and must be executed personally by the Beneficiary before a notary public. A disclaimer shall state that the Beneficiary's entire interest in the undistributed Account is disclaimed or shall specify what portion thereof is disclaimed. To be effective, duplicate original executed copies of the disclaimer must be both executed and actually delivered to the Committee after the date of the Participant's death but not later than one hundred eighty (180) days after the date of the Participant's death. A disclaimer shall be irrevocable when delivered to the Committee. A disclaimer shall be considered to be delivered to the Committee only when actually received by the Committee. The Committee shall be the sole judge of the content, interpretation and validity of a purported disclaimer. Upon the filing of a valid disclaimer, the Beneficiary shall be considered not to have survived the Participant as to the interest disclaimed. A disclaimer by a Beneficiary shall not be considered to be a transfer of an interest in violation of the provisions of Section 6. The Committee shall recognize no other form of attempted disclaimer.

5.5.4    Definitions. When used herein and, unless the Participant has otherwise specified in the Participant's Beneficiary Designation Form, when used in a Beneficiary's designation, "issue" means all persons who are lineal descendants of the person whose issue are referred to, including legally adopted descendants and their descendants but not including illegitimate descendants and their descendants; "child" means an issue of the first generation; "per stirpes" means in equal shares among living children of the person whose issue are referred to and the issue (taken collectively) of each deceased child of such person, with such issue taking by right of representation of such deceased child; and "survive" and "surviving" mean living after the death of the Participant.
5.5.5    Special Rules. Unless the Participant has otherwise specified in the Participant's Beneficiary Designation Form, the following rules shall apply:

(a)
If there is not sufficient evidence that a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.

(b)
The automatic Beneficiaries specified in Section 5.5.2 and the Beneficiaries designated by the Participant shall become fixed at the time of the Participant's death so that, if a Beneficiary survives the Participant but dies before the receipt of all payments due such Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary's estate.

(c)
If the Participant designates as a Beneficiary the person who is the Participant's spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation. The foregoing shall not prevent the Participant from designating a former spouse as a Beneficiary on a form executed by the Participant and received by the Committee after the date of the legal termination of the marriage between the Participant and such former spouse, and during the Participant's lifetime.

(d)
Any designation of a non-spouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant's death.

(e)
Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant's death.

A Beneficiary designation is permanently void if it either is executed or is filed by a Participant who, at the time of such execution or filing, is then a minor under the law of the state of the Participant's legal residence. The Committee shall be the sole judge of the content, interpretation and validity of a purported Beneficiary designation.
5.5.6    No Spousal Rights. Except as required by law, no spouse or surviving spouse of a Participant and no person designated to be a Beneficiary shall have any rights or interest in the benefits accumulated under this Plan including, but not limited to, the right to be the sole Beneficiary or to consent to the designation of Beneficiaries (or the changing of designated Beneficiaries) by the Participant.
5.6    Facility of Payment. In case of the legal disability, including minority, of a Participant or Beneficiary entitled to receive any distribution under the Plan, payment shall be made, if the Committee shall be advised of the existence of such condition:

(a)	to the duly appointed guardian, conservator or other legal representative of such Participant or Beneficiary, or

(b)
to a person or institution entrusted with the care or maintenance of the incompetent or disabled Participant or Beneficiary, provided such person or institution has satisfied the Committee that the payment will be used for the best interest and assist in the care of such Participant or Beneficiary, and provided further, that no prior claim for said payment has been made by a duly appointed guardian, conservator or other legal representative of such Participant or Beneficiary.

Any payment made in accordance with the foregoing provisions of this Section shall constitute a complete discharge of any liability or obligation of Sprint Nextel therefor.
SECTION 6

UNFUNDED PLAN
6.1    Unfunded Plan. The obligation of Sprint Nextel to make payments under this Plan constitutes only the unsecured (but legally enforceable) promise of Sprint Nextel to make such payments. The Participant shall have no lien, prior claim or other security interest in any property of Sprint Nextel. Sprint Nextel is not required to establish or maintain any fund, trust or account (other than a bookkeeping account) for the purpose of funding or paying the benefits promised under this Plan. If such a fund is established, the property therein shall remain the sole and exclusive property of Sprint Nextel.
6.2    Spendthrift Provision. Except as required by law, no Participant or Beneficiary shall have any interest in any Account which can be transferred nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while in the possession or control of Sprint Nextel, nor shall the Committee recognize any assignment thereof, either in whole or in part, nor shall any Account be subject to attachment, garnishment, execution following judgment or other legal process while in the possession or control of Sprint Nextel, except as may be required by law and as is consistent with the provisions of Code Section 409A.
The power to designate Beneficiaries to receive the Account of a Participant in the event of such Participant's death shall not permit or be construed to permit such power or right to be exercised by the Participant so as thereby to anticipate, pledge, mortgage or encumber such Participant's Account or any part thereof, and any attempt of a Participant so to exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Committee.
SECTION 7

AMENDMENT AND TERMINATION
7.1    Amendment. By action of the Committee, Sprint Nextel reserves the power to amend the Plan Statement from time to time, retroactively and/or prospectively, as it deems appropriate. No such amendment of the Plan Statement shall, however, reduce a Participant's Account earned as of the date of such amendment unless the Participant so affected consents in writing to the amendment.
7.2    Termination. By action of the Human Capital & Compensation Committee, Sprint Nextel reserves the right to terminate the Plan and accelerate the payment of Accounts to Participants in accordance with one of the following provisions:
7.2.1    Dissolution or Bankruptcy. At the discretion of Sprint Nextel within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that Accounts are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (a) the calendar year in which the Plan termination occurs; (b) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (c) the first calendar year in which payment is administratively feasible.
7.2.2    Discretionary Termination. At the discretion of Sprint Nextel, provided that (a) all other arrangements sponsored by Sprint Nextel that would be aggregated with this arrangement under Code Section 409A are also terminated; (b) no payments, other than payments that would have been made under this Plan had the termination not occurred, are made from the Plan within twelve (12) months of the termination; (c) all Accounts are fully distributed within twenty-four (24) months of such termination; (d) Sprint Nextel does not adopt a new arrangement that would be aggregated under Code Section 409A with this Plan for three (3) years following the termination of this Plan; and (e) the termination does not occur proximate to a downturn in the financial health of Sprint Nextel.
SECTION 8

DETERMINATIONS - RULES AND REGULATIONS
8.1    Determinations. The Committee shall have the sole discretion to make such determinations as may be required from time to time in the administration of the Plan. The Committee shall have the sole discretionary authority and responsibility to interpret and construe the Plan Statement and to determine all factual and legal questions under the Plan, including, but not limited to, the eligibility of an individual to participate in the Plan, the amounts of benefits paid under the Plan, and the administrative reasonability of the Valuation Dates used to determine benefits and their timing. The rules, interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons.
8.2    Rules and Regulations. Any rule not in conflict or at variance with the provisions hereof may be adopted by the Committee.
8.3    Method of Executing Instruments. Information to be supplied or written notices to be made or consents to be given by the Committee pursuant to any provision of this Plan Statement may be signed in the name of the Committee by any officer who has been authorized to make such certification or to give such notices or consents.
8.4    Claims Procedure. Until modified by the Committee, the claims procedure set forth in this Section shall be the exclusive procedure for the disposition of claims for benefits arising under the Plan.
8.4.1    Initial Claim. An individual may, subject to any applicable deadline, file with the Benefits Administrative Committee (BAC), appointed by the Committee to hear benefit appeals, a written claim for benefits under the Plan in a form and manner prescribed by the BAC.

(a)	If the claim is denied in whole or in part, the BAC shall notify the claimant of the adverse benefit determination within ninety (90) days after receipt of the claim.

(b)
The ninety (90) day period for making the claim determination may be extended for ninety (90) days if the BAC determines that special circumstances required an extension of time for determination of the claim, provided that the BAC notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

8.4.2    Notice of Initial Adverse Determination. A notice of an adverse determination shall set forth in a manner calculated to be understood by the claimant:

(a)	the specific reasons for the adverse determination;

(b)	references to the specific provisions of the Plan Statement (or other applicable Plan document) on which the adverse determination is based;

(c)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(d)
a description of the claims review procedure, including the time limits applicable to such procedure, and a statement of the claimant's right to bring a civil action against the Plan pursuant to Section 502(a) of ERISA.

8.4.3    Claims on Review. If the claim, upon review, is denied in whole or in part, the BAC shall notify the claimant of the adverse benefit determination within sixty (60) days after receipt of such request for review.

(a)
The sixty (60) day period for deciding the claim on review may be extended for sixty (60) days if the BAC determines that special circumstances require an extension of time for determination of the claim, provided that the BAC notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

(b)
In the event that the time period is extended due to a claimant's failure to submit information necessary to decide a claim on review, the claimant shall have sixty (60) days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of sixty (60) days.

(c)
The BAC's review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.4.4    Notice of Adverse Determination for Claim on Review. A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant:

(a)	the specific reasons for the denial;

(b)	references to the specific provisions of the Plan Statement (or other applicable Plan document) on which the adverse determination is based;

(c)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to, the claimant's claim for benefits;

(d)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant's right to obtain information about such procedures; and

(e)	a statement of the claimant's right to bring an action under ERISA Section 502(a).
8.5    Claims and Review Procedure for Disability Claims Filed under the Plan. Until modified by the Committee, the claims and review procedure for employees for disability claims shall be that set forth in the Sprint Nextel Long Term Disability Plan. Similar procedures shall be used for Board Members, except that no statements referencing ERISA rights will be provided.
8.6    Rules.

(a)	No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the claims procedure. The BAC may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the BAC upon request.

(b)
All decisions on claims and on requests for a review of denied claims shall be made by the BAC unless delegated as provided for in the Plan Statement, in which case references in this Section 8 to the BAC shall be treated as references to the BAC's delegate.

(c)	The BAC may, in its discretion, hold one or more hearings on a claim or a request for a review of a denied claim.

(d)	The decision of the BAC on a claim and on a request for a review of denied claim may be provided to the claimant in electronic form instead of in writing at the discretion of the BAC.

(e)
A claimant may be represented by a lawyer or other authorized representative (at the claimant's own expense), but the BAC reserves the right to require the claimant to furnish written authorization. A claimant's representative shall be entitled to copies of all notices given to the claimant.

(f)
In connection with the review of a denied claim, the claimant or the claimant's representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits.

(g)
The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

(h)
For the purposes of this Section, a document, record, or other information shall be considered "relevant" if such document, record, or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure that the benefit claim determination was made in accordance with the governing plan documents and that, where appropriate, the Plan Statement provisions have been applied consistently with respect to similarly situated claimants; and (iv) constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for the claimant's diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.

(i)	The BAC may, in its discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.

8.7    Information Furnished by Participants. Neither Sprint Nextel nor the BAC shall be liable or responsible for any error in the computation of the Account of a Participant resulting from any misstatement of fact made by the Participant, directly or indirectly, to Sprint Nextel or to the BAC, and used by it in determining the Participant's Account. Neither Sprint Nextel nor the BAC shall be obligated or required to increase the Account of such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the Account of any Participant which is overstated by reason of any such misstatement shall be reduced to the amount appropriate in view of the truth.
SECTION 9

PLAN ADMINISTRATION
9.1    Authority. The Committee shall:

(a)
establish rules for the functioning of the Committee, including the times and places for holding meetings, the notices to be given in respect of such meetings and the number of members who shall constitute a quorum for the transaction of business,

(b)
organize and delegate to such of its members as it shall select authority to execute or authenticate rules, advisory opinions or instructions, and other instruments adopted or authorized by the Committee; adopt such bylaws or regulations as it deems desirable for the conduct of its affairs; appoint a secretary, who need not be a member of the Committee, to keep its records and otherwise assist the Committee in the performance of its duties; keep a record of all its proceedings and acts and keep all books of accounts, records and other data as may be necessary for the proper administration of the Plan; notify Sprint Nextel of any action taken by the Committee and, when required, notify any other interested person or persons,

(c)	determine from the records of Sprint Nextel the Compensation, service records, status and other facts regarding Participants and other employees,

(d)
cause to be compiled at least annually, from the records of the Committee and the reports and accountings of any Trustee, a report or accounting of the status of the Plan and the Accounts of the Participants, and make it available to each Participant who shall have the right to examine that part of such report or accounting (or a true and correct copy of such part) which sets forth the Participant's benefits and ratable interest in the Plan,

(e)	prescribe forms to be used for applications for participation, benefits, notifications, etc., as may be required in the administration of the Plan,

(f)	set up such rules as are deemed necessary to carry out the terms of this Plan Statement,

(g)	resolve all questions of administration of the Plan not specifically referred to in this Section,

(h)
delegate or redelegate to one or more persons, jointly or severally, and whether or not such persons are members of the Committee or employees of Sprint Nextel, such functions assigned to the Committee hereunder as it may from time to time deem advisable, and

(i)	perform all other acts reasonably necessary for administering the Plan and carrying out the provisions of this Plan Statement and performing the duties imposed on it.
9.1.1    Majority Decisions. Except as otherwise may be resolved by the Board of Directors of Sprint Nextel or as specified in its bylaws, if there shall at any time be three (3) or more members of the Committee serving hereunder who are qualified to perform a particular act, the same may be performed, on behalf of all, by a majority of those qualified, with or without the concurrence of the minority. No person who failed to join or concur in such act shall be held liable for the consequences thereof, except to the extent that liability is imposed under ERISA.
9.2    Miscellaneous.
9.2.1    Conflict of Interest. If any officer or employee of Sprint Nextel, any member of the Board of Directors of Sprint Nextel or any member of the Committee to whom authority has been delegated or redelegated hereunder shall also be a Participant or Beneficiary in the Plan, the individual shall have no authority as such officer, employee or member with respect to any matter specially affecting his or her individual interest hereunder (as distinguished from the interests of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to the other officers, employees or members, as the case may be, to the exclusion of such Participant or Beneficiary, and such Participant or Beneficiary shall act only in his or her individual capacity in connection with any such matter.
9.2.2    Dual Capacity. Individuals, firms, corporations or partnerships identified herein or delegated or allocated authority or responsibility hereunder may serve in more than one capacity.
9.2.3    Administrator. The Committee shall be the plan administrator.
9.2.4    Service of Process. In the absence of any designation to the contrary by Sprint Nextel, the Secretary of Sprint Nextel is designated as the appropriate and exclusive agent for the receipt of service of process directed to the Plan in any legal proceeding, including arbitration, involving the Plan.
9.2.5    Administrative Expenses. The reasonable expenses of administering the Plan shall be payable out of the Accounts except to the extent that Sprint Nextel, in its discretion, directly pays the expenses.

SECTION 10

DISCLAIMERS
10.1    No Implied Employment Contract. The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of Sprint Nextel or (ii) to interfere with the right of Sprint Nextel to discharge any employee or other person at any time for any or no reason, which right is hereby reserved.
10.2    Source of Payment. Neither Sprint Nextel nor any of its officers nor any member of the Committee or the Board of Directors in any way secure or guarantee the payment of any benefit or amount which may become due and payable hereunder to any Participant or to any Beneficiary or to any creditor of a Participant or a Beneficiary. Each Participant, Beneficiary or other person entitled at any time to payments hereunder shall look solely to the assets of Sprint Nextel for such payments or to the Accounts distributed to any Participant or Beneficiary, as the case may be, for such payments. In each case where Accounts shall have been distributed to a former Participant or a Beneficiary or to the person or any one of a group of persons entitled jointly to the receipt thereof and which purports to cover in full the benefit hereunder, such former Participant or Beneficiary, or such person or persons, as the case may be, shall have no further right or interest in the other assets of Sprint Nextel. Neither Sprint Nextel nor any of its officers nor any member of its Board of Directors shall be under any liability or responsibility for failure to affect any of the objectives or purposes of the Plan by reason of the insolvency of Sprint Nextel.
10.3    Delegation. Sprint Nextel, and its officers and the members of its Board of Directors and the Committee shall not be liable for an act or omission of another person with regard to a responsibility that has been allocated to or delegated to such other person pursuant to the terms of this Plan Statement or pursuant to procedures set forth in this Plan Statement.
10.4    Prohibition on Acceleration of Payments. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of the Plan may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.
10.5    Code Section 409A. The Plan and the benefits provided hereunder are intended to comply with Code Section 409A and the guidance and Treasury regulations issued thereunder, to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, Sprint Nextel shall not be required to assume any increased economic burden in connection therewith. Although Sprint Nextel intends to administer the Plan so that it will comply with the requirements of Code Section 409A, Sprint Nextel does not represent or warrant that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither Sprint Nextel, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and Sprint Nextel and its subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Section 409A.
10.6    Execution. To record the adoption of this Plan as set forth herein, Sprint Nextel has caused its duly authorized officer to execute the same this 10th day of February, 2012.

SPRINT NEXTEL CORPORATION
By /S/ Stanley M. Sword
Vice President, Total Rewards
Sprint Nextel Corporation